EXHIBIT 21.01

SUBSIDIARIES* OF CARAUSTAR INDUSTRIES, INC.

NAME	STATE OF INCORPORATION	TRADE, D/B/A Names
Austell Holding Company, LLC	Georgia
Camden Paperboard Corporation	New Jersey
Caraustar, G.P. (a general partnership)	South Carolina
Caraustar Custom Packaging Group, Inc.	Delaware
Caraustar Custom Packaging Group (Maryland), Inc.	Maryland
Caraustar Design Tubes, Inc.	Canada
Caraustar Industrial Canada, Inc.	Canada
Caraustar Industrial & Consumer Products Group, Inc.	Delaware
Caraustar Industrial & Consumer Products Group, Ltd.	Leyland, Lancaster,
United Kingdom
Caraustar Mill Group, Inc.	Ohio
Caraustar Paper Tube de Mexico (65% owned)	Mexico
Caraustar Recovered Fiber Group, Inc.	Delaware
Chicago Paperboard Corporation	Illinois
CICPG, LLC.	North Carolina
Design Tubes Limited Ltd.	Canada
Federal Transport, Inc.	Ohio
Gypsum MGC, Inc.	Delaware
Halifax Paper Board Company, Inc.	North Carolina
McQueeny Gypsum Company	Delaware
McQueeny Gypsum Company, LLC	Delaware
Paragon Plastics, Inc. (80% owned)	South Carolina
PBL Inc.	Delaware	*	*
RECCMG, LLC.	Georgia
Sprague Paperboard, Inc.	Connecticut
Paradigm Chemical & Consulting, LLC	Georgia
Caraustar Integrated Services, S.A. de C.V.	Mexico

*	Each subsidiary is wholly-owned (directly or, indirectly) by Caraustar Industries, Inc. unless otherwise indicated.

**	Does business in Indiana as PBL Indiana Inc.